PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THE SALE OF 5.9 MILLION SHARES OF ITS COMMON STOCK

TIMONIUM, MARYLAND – May 1, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced that it has agreed to sell shares of its common stock in a registered direct placement to a number of institutional investors. The Company expects to receive net proceeds from the offering of approximately $98.7 million and expects to close the sale on May 6, 2008. Omega expects to use all of the proceeds to repay indebtedness outstanding under its senior credit facility. Completion of the offering is subject to customary closing conditions.

Cohen & Steers Capital Advisors, LLC acted as Placement Agent in this transaction. The shares of common stock are being offered under Omega’s existing shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting the Company at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, Attention: Investor Relations, or by phone at (410) 427-1700.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

* * * * * *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At March 31, 2008, Omega owned or held mortgages on 235 healthcare facilities located in 28 states and operated by 26 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

9690 Deereco Road
        Suite 100
   Timonium, MD
           21093

Phone: 410-427-1700
  Fax: 410-427-8800